Exhibit 99.1

Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com

BPZ Energy Provides Operations Update and

Announces Participation in IPAA OGIS Conference in New York

HOUSTON,TX ‒ April 2, 2014 ‒ BPZ Energy (NYSE:BPZ) (BVL:BPZ) today provided an operations update and announced that Manolo Zuniga, president and CEO will be presenting at the IPAA Oil and Gas Investor Symposium in New York City on April 7, 2014 at 2:00 pm EDT. The live webcast will be accessible at the Company’s website at www.bpzenergy.com in the Investor Relations, Events & Presentations section. An updated presentation is now also available on the BPZ Energy website.

Offshore Block Z-1 (51% BPZ)

First quarter 2014 average gross production from Block Z-1 was approximately 5,045 barrels of oil per day (bopd), or 2,571 bopd net to BPZ Energy compared with fourth quarter 2013 average gross production of 2,723 bopd, or 1,389 bopd net to BPZ Energy. As of March 31, 2014 gross production was approximately 4,650 bopd, or 2,372 bopd net to BPZ Energy.

Corvina Field

Development drilling of the Corvina CX15-3D well continues. After reaching total measured depth of approximately 6,870 feet in the Zorritos formation, the drill pipe became stuck in the wellbore. It was decided to sidetrack the well at approximately 5,300 feet and drill the remaining section to target depth of 7,750 feet. Results are expected in April 2014.

At Corvina, five additional wells are budgeted for 2014, after the CX15-3D well is completed.

Albacora Field

The A-18D oil well, which was completed at the end of 2013, has been currently shut in due to gas intrusion. The well is being evaluated to determine the necessary steps which are expected to restore oil production.

Drilling of the A-21D development well continues with intermediate casing now set. Conventional cores will be taken in the Zorritos formation. Drilling results are expected in May 2014.

Two additional wells have now been added to the 2014 Albacora drilling budget, bringing the total to four wells, including the A-19D and A-21D.

Onshore Block XXIII (100% BPZ)

Testing continues on the Caracol 1X well, the first in a three-well exploration campaign. As previously reported, two Heath Formation intervals at approximately 1,500 feet in depth tested gas with formation water. Subsequently, an upper interval in the Zorritos Formation with oil shows was perforated and later stimulated. Testing of this interval, along with other prospective intervals, will continue with a workover rig.

In the interim, the drilling rig has been moved to the Cardo 2X location to continue the exploration campaign. The Cardo 2X well was spud in late March 2014, and it is estimated that total depth will be 4,600 feet.

ABOUT BPZ ENERGY

BPZ Energy is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early-stage exploration to production. The Company holds a 51% working interest in offshore Block Z-1, where development drilling is currently underway at the Corvina and Albacora fields. Onshore the Company holds three 100%-owned blocks with exploration drilling currently underway at Block XXIII. In southwest Ecuador, the Company owns a non-operating net profits interest in a producing property. BPZ Energy trades as BPZ Resources, Inc. on both the New York Stock Exchange and the Bolsa de Valores in Lima under ticker symbol “BPZ”. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings, including any estimates of contingent and prospective resources included in this press release. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.